Exhibit 3(i)

                            CERTIFICATE OF AMENDMENT
                            ------------------------

                                       OF
                                       --

                   THIRD RESTATED CERTIFICATE OF INCORPORATION
                   -------------------------------------------

                                       OF
                                       ---

                        LEXMARK INTERNATIONAL GROUP, INC.
                        ---------------------------------

               PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE
                          ----------------------------

         Lexmark International Group, Inc., a corporation organized under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The Third Restated Certificate of Incorporation of the Corporation is hereby amended, as authorized by Section 242 of the General Corporation Law of the State of Delaware, to increase the number of authorized shares of Class A Common Stock from 450 million shares to 900 million shares.

         2. The holders of a majority of the outstanding stock entitled to vote voted in favor of said amendment at the Annual Meeting of Stockholders held April 27, 2000 in accordance with provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware and a notice of the taking of such action at the meeting was provided in accordance with Section 222 thereof.

         3. To effect the amendment increasing the number of authorized shares of Class A Common Stock from 450 million shares to 900 million shares, the first paragraph of Article FOURTH of the Third Restated Certificate of Incorporation of the Corporation is hereby amended to read as follows:

                        FOURTH:  The total  number of shares of all  classes  of
                        ------
         stock which the Corporation shall have authority to issue is Nine Hundred Eleven Million Six Hundred Thousand (911,600,000) shares, consisting of (i) 900,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (ii) 10,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock") and (iii) 1,600,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As used in this Third Restated Certificate of Incorporation, the term "Common Stock" shall include the Class A Common Stock and the Class B Common Stock.



         IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by Paul J. Curlander, its Chairman and Chief Executive Officer and attested by Vincent J. Cole, its Secretary, this 28th day of April, 2000.


                                       LEXMARK INTERNATIONAL GROUP, INC.



                                       BY:  /s/ Paul J. Curlander
                                           --------------------------------
                                           Paul J. Curlander
                                           Chairman and Chief Executive Officer

ATTEST:



BY:  /s/ Vincent J. Cole
    --------------------------------
    Vincent J. Cole
    Secretary